Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 33-37384, 33-39647, 33-45167, 33-45604, 33-46719, 33-50944, 33-57522, 33-62078, 33-78502, 33-84362, 33-91858, 333-04670, 333-28429, 333-53703, 333-84949, 333-38264, 333-65758, 333-97979, 333-118212, 333-138551, 333-161295, 333-183229 and 333-208275) on Form S-8 of Trimble Navigation Limited of our report dated June 23, 2016, with respect to the statements of net assets available for benefits of the Trimble Navigation Savings and Retirement Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year), appearing in this Annual Report (Form 11-K) of the Trimble Navigation Savings and Retirement Plan.

/s/ MOSS ADAMS LLP

San Francisco, California
June 23, 2016